Exhibit 10.2
SEVERANCE AGREEMENT

Parties:	SurModics, Inc. (“Company”) 9924 West 74th Street Eden Prairie, MN 55344-3523

Gary R. Maharaj (“Executive”)

8872 Cove Pointe Road Eden Prairie, MN 55347

Date:	December 14, 2010
RECITALS:
A.	Executive has agreed to become President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company pursuant to the terms and conditions of that certain Offer Letter dated as of the date hereof.

B.	The parties further recognize that it is in the best interests of the Company to protect confidential, proprietary, and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company, and to secure cooperation from former executives with respect to matters related to their employment with the Company.

C.	The parties further recognize that it is in the best interests of the Company and its stockholders to provide certain benefits payable upon a termination of Executive’s employment following a Change of Control or upon a termination of Executive’s employment Without Cause or For Good Reason.
AGREEMENTS:
1.	Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:
(a)	“Cause” shall mean termination of Executive’s employment by the Company resulting from conduct by Executive constituting (i) a felony involving moral turpitude under either federal law or the law of the state of the Company’s incorporation, or (ii) Executive’s willful failure to fulfill his employment duties with the Company; provided, however, that for purposes of this clause (ii), an act or failure to act by Executive shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of a committee thereof, or based upon advice of counsel to the Company (which shall include the Company’s Vice President and General Counsel) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(b)	“Change of Control” shall mean any one or more of the following events occurring after the date of this Agreement:
(1)	The purchase or other acquisition by any one person, or more than one person acting as a group, of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total combined value or total combined voting power of all classes of stock issued by the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total combined value or total combined voting power of such stock, the acquisition of additional stock by the same person or persons shall not be considered a Change of Control;

(2)	A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving entity for the election of directors of the surviving corporation;

(3)	Any one person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of stock of the Company constituting thirty-five percent (35%) or more of the total combined voting power of all classes of stock issued by the Company;

(4)	The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve-month period ending on the date of the most recent purchase or other acquisition by such person or persons. For purposes of this Section 2(b)(4), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets;

(5)	A change in the composition of the Board of the Company at any time during any consecutive twelve (12) month period such that the “Continuity Directors” cease for any reason to constitute at least a fifty percent (50%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who either:
(A)	were directors at the beginning of such consecutive twelve (12) month period; or

(B)	were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.
(6)	A change in the composition of the Board of the Company at any time from the date of this Agreement through the 2012 annual meeting of the shareholders of the Company (anticipated to be held in or around January or February of 2012) such that the “Continuity Directors” cease for any reason to constitute at least a fifty percent (50%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who either:
(A)	were directors on the date of this Agreement; or

(B)	were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.
In all cases, the determination of whether a Change of Control has occurred shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

(c)	“Change of Control Termination” shall mean that any of the following events occurring upon or within twelve (12) months after a Change of Control:
(1)	The termination of the Executive’s employment by the Company for any reason other than Cause; or

(2)	The termination of employment with the Company by Executive for Good Reason. Such termination shall be accomplished by, and effective upon, Executive giving written notice to the Company of his decision to terminate.
For purposes of Section 3, with respect to the timing of payments thereunder, “Change of Control Termination” shall mean the date of the Executive’s Termination Date.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)	“Disability” means the inability of Executive to perform on a full-time basis the duties and responsibilities of Executive’s employment with the Company by reason of Executive’s illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 120 days or more during any 180-day period. A period of inability is “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

(f)	“Earned Compensation” means all base salary, paid time off, and all other amounts to which Executive may be entitled to receive under any employee benefit plan maintained by the Company that have been earned but not paid to Executive as of his Termination Date.

(g)	“Good Reason” shall mean Executive has provided written notice to the Company within 90 days following the occurrence of any of the following events, which notice describes the event giving rise to the resignation, and the Company has not cured the event within 30 days after receiving such notice from Executive:
(1)	the assignment of Executive without Executive’s consent to a position with material responsibilities or duties of a lesser status or degree than the position of Chief Executive Officer of the Company;

(2)	the relocation of Executive’s principal office for Company business, without Executive’s consent, to a location more than 50 miles outside the Executive’s work location as of the effective date of the Executive’s employment with the Company; or

(3)	a material reduction, in the aggregate, in base salary, variable pay opportunities or the employee benefits to which Executive is entitled to participate in irrespective of any standard waiting periods with respect to the same, unless such material reduction is generally applicable to all officers of the Company; or

(4)	a material breach of this Agreement by the Company.

Termination for “Good Reason” shall not include Executive’s death or a termination for any reason other than one of the events specified in clauses (1) through (4) of this Section 1(g).

(h)	“Termination Date” shall mean the date upon which Executive’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code (with “Company” for purposes of this paragraph to include any business entity that is treated as a single employer with the Company under the rules of Section 414(b) and (c) of the Code).
2.	Term of Agreement. Except as otherwise provided herein, this Agreement shall commence on the date executed by the parties and shall continue in effect until the date on which Executive’s employment with the Company terminates for any reason whatsoever. Any rights and obligations accruing upon or prior to the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.
3.	Compensation and Benefits Following a Change of Control Termination. Subject to the limitations contained in this Agreement, upon a Change of Control Termination, Executive shall be entitled to all of the following compensation and benefits:
(a)	Within five (5) business days after a Change of Control Termination, the Company shall pay to Executive:
(1)	All of the Executive’s Earned Compensation (subject to any distribution requirements contained in any employee benefit plan with respect to benefits payable under that plan) ; and

(2)	A severance payment equal to two and one-half (2 1/2) times the average annual cash compensation paid to Executive by the Company (or any predecessor entity or related entity) and includible in Executive’s gross income for federal income tax purposes during the Executive’s three most recent taxable years in effect immediately prior to such Termination (or, if Executive’s employment is for less than three years, the average annual cash compensation paid to Executive during the period of his employment with Company). For purposes of this paragraph, “annual cash compensation” shall mean the Executive’s annual base salary and cash bonuses. Further, for purposes of this paragraph, “predecessor entity” and “related entity” shall have the meaning set forth in Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
(b)	The Company shall continue to provide Executive, at Company’s expense, with coverage under its life, health, or dental benefit plans at a level comparable to the benefits which Executive was receiving or entitled to receive immediately prior to the Change of Control Termination or, if greater, at a level comparable to the benefits which Executive was receiving immediately prior to the event which constituted Good Reason. Such coverage shall continue for eighteen (18) months following such Change of Control Termination or, if earlier, until Executive is eligible to be covered for such benefits through his employment with another employer. The Company may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Executive.

(c)	All outstanding Options or Stock Appreciation Rights shall become immediately exercisable, and the risks of forfeiture on any outstanding Restricted Stock Awards or Restricted Stock Unit Awards shall immediately lapse. For purposes of this Agreement, “Option,” “Stock Appreciation Rights,” “Restricted Stock Awards” and “Restricted Stock Unit Awards” shall have the meaning set forth in the SurModics, Inc. 2009 Equity Incentive Plan, or any successor plan.

(d)	All shares or units subject to all outstanding Performance Shares shall become immediately vested and payable at the target performance objectives set forth in said Performance Shares. For purposes of this Agreement, “Performance Shares” shall have the meaning set forth in the SurModics, Inc. 2009 Equity Incentive Plan, or any successor plan.

(e)	The definition of “Cause” providing for forfeiture under any outstanding Options, Restricted Stock Award or Performance Shares granted as of the first day of the Executive’s employment with the Company shall be the definition of “Cause” set forth in this Agreement. For purposes of this Agreement, “Options,” “Restricted Stock Award” and “Performance Shares” shall have the meaning set forth in the SurModics, Inc. 2009 Equity Incentive Plan, or any successor plan.

(f)	For clarity, in the event of a Change of Control Termination, Executive shall be entitled to only the compensation and benefits described in Section 3.
4.	Compensation and Benefits Following a Termination Without Cause or for Good Reason. If, prior to the expiration of this Agreement, the Executive’s employment with the Company is terminated (other than as a result of a Change of Control Termination): (i) by the Company for any reason other than for Cause; or (ii) by Executive for Good Reason, then, following the Executive’s Termination Date and in addition to payment of the Executive’s Earned Compensation (subject to any distribution requirements contained in any employee benefit plan with respect to benefits payable under that plan), the Company will:

(a)	Pay to Executive severance pay in an amount equal to Executive’s then-current annual base salary, payable in equal installments on the Company’s regular payroll schedule over a 12-month period following the Termination Date. Provided, however, if Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, and if Executive becomes entitled to receive severance under this Section 4, then the Company shall extend the base salary payments under this Section 4(a) for any additional period, not to exceed 12 additional months, that Executive demonstrates Executive is unable to secure subsequent employment primarily because of Executive’s obligations under the Non-Competition, Invention, and Non-Disclosure Agreement executed by Executive on the date of this Agreement (provided that such demonstration shall not require Executive to violate any confidentiality or similar restrictions to which Executive is subject). Executive shall provide such documentation as reasonably requested by the Company to demonstrate that Executive is diligently seeking alternate employment and that alternative employment is not available because of the Non-Competition, Invention, and Non-Disclosure Agreement. In the event that a court of competent jurisdiction determines that Executive has materially breached any of the provisions of this Agreement or of the Non-Competition, Invention, and Non-Disclosure Agreement, the Company shall be entitled to immediately cease all payments under this Section 4(a).

(b)	Continue to provide Executive, at Company’s expense, with coverage under its life, health, or dental benefit plans at a level comparable to the benefits which Executive was receiving or entitled to receive immediately prior to date on which the Executive’s employment with the Company is terminated (other than as a result of a Change of Control Termination) (i) by the Company for any reason other than for Cause; or (ii) by Executive for Good Reason. Such coverage shall continue for eighteen (18) months following such Change of Control Termination or, if earlier, until Executive is eligible to be covered for such benefits through his employment with another employer. The Company may, in its sole discretion, provide such coverage through the purchase of individual insurance contracts for Executive. Provided, however, if Executive’s employment with the Company is terminated by the Company for any reason other than for Cause, and if Executive becomes entitled to receive Company paid benefits under this Section 4(b), then the Company shall extend the coverage provided under this Section 4(b) for any additional period, not to exceed 6 additional months, that Executive demonstrates Executive is unable to secure subsequent employment primarily because of Executive’s obligations under the Non-Competition, Invention, and Non-Disclosure Agreement executed by Executive on the date of this Agreement (provided that such demonstration shall not require Executive to violate any confidentiality or similar restrictions to which Executive is subject). Executive shall provide such documentation as reasonably requested by the Company to demonstrate that Executive is diligently seeking alternate employment and that alternative employment is not available because of the Non-Competition, Invention, and Non-Disclosure Agreement. In the event that a court of competent jurisdiction determines that Executive has materially breached any of the provisions of this Agreement or of the Non-Competition, Invention, and Non-Disclosure Agreement, the Company shall be entitled to immediately cease all payments under this Section 4(b).

(c)	The risks of forfeiture on any outstanding Restricted Stock Awards granted as a result of and as of the first day of the Executive’s employment with the Company shall immediately lapse. For purposes of this Agreement, “Restricted Stock Awards” shall have the meaning set forth in the SurModics, Inc. 2009 Equity Incentive Plan, or any successor plan.

(d)	The definition of “Cause” providing for forfeiture under any outstanding Options, Restricted Stock Award or Performance Shares granted as of the first day of the Executive’s employment with the Company shall be the definition of “Cause” set forth in this Agreement. For purposes of this Agreement, “Options,” “Restricted Stock Award” and “Performance Shares” shall have the meaning set forth in the SurModics, Inc. 2009 Equity Incentive Plan, or any successor plan.
5.	Other Termination. If, during the term of this Agreement, Executive’s employment with the Company is terminated (other than as a result of a Change of Control Termination) by reason of: (i) Executive’s resignation for any reason other than Good Reason; (ii) termination of Executive’s employment by the Company for Cause; or (iii) Executive’s death or Disability, then the Company sole obligation under this Agreement will be to pay to Executive, or Executive’s beneficiary or estate, as the case may be, the Earned Compensation. The definition of “Cause” providing for forfeiture under any outstanding Options, Restricted Stock Award or Performance Shares granted as of the first day of the Executive’s employment with the Company shall be the definition of “Cause” set forth in this Agreement. For purposes of this Agreement, “Options,” “Restricted Stock Award” and “Performance Shares” shall have the meaning set forth in the SurModics, Inc. 2009 Equity Incentive Plan, or any successor plan.
6.	Excise Tax Limitation.
(a)	Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided by this Agreement, together with all other payments and the value of any benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then:

(1)	In the event that the Payments arise out of a Change of Control that occurs on or before the first anniversary of this Agreement, and any such payment would constitute an “excess parachute payment” as defined in Code Section 280G, Executive shall receive a “tax gross-up” payment sufficient to pay the initial excise tax applicable to such excess parachute payment (but excluding the income and excise taxes, if any, applicable to the tax gross-up payment). Such additional cash payment shall be made no earlier than the date that is six months and one day after the Change of Control Termination and no later than December 31 of the calendar year after the year in which Executive remits the related taxes.

(2)	In the event that the Payments arise out of a Change of Control that occurs following the first anniversary of this Agreement, the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. The Company shall reduce or eliminate the Payments by first reducing or eliminating cash payments and then by reducing those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination made in accordance with the following sentence. The determination as to whether any such decrease in the payments or benefits is necessary must be made, at the Company’s expense, in good faith by legal counsel or a certified public accountant selected by the Company and reasonably acceptable to the Executive, and such determination will be conclusive and binding upon the Executive and the Company.
7.	Post-Termination Obligations and Conditions.
(a)	In the event of termination of Executive’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 3 — 6 hereof, as the case may be, and the Company will have no other obligation to Executive or to Executive’s beneficiary or estate.

(b)	Notwithstanding the foregoing provisions of Sections 3 and 4, the Company will not be obligated to make any payments to Executive under Sections 3 and 4 unless: (i) Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, provided such release shall not require Executive to release claims Executive may have for indemnification from the Company or rights of Executive under this Agreeement; (ii) all applicable rescission periods provided by law for releases of claims shall have expired and Executive shall have signed and not rescinded the release of claims; and (iii) Executive is in strict compliance with the terms of this Agreement as of the dates of such payments.

(c)	Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of affiliated entity of the Company.

(d)	Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including, without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company.

(e)	Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity; provided, however, that: (i) the Company shall not unreasonably request such cooperation of Executive; (ii) the Company shall reimburse Executive or pay directly any reasonable expenses actually incurred in connection with such cooperation and assistance by Executive; (iii) Executive shall not be required to assist or cooperate with the Company to the extent such assistance or cooperation would prevent Executive from performing, or would materially interfere with Executive’s performance of, the duties or responsibilities of his then-current occupation; and (iv) following the date that is twelve (12) months following the Executive’s Termination Date, the Company shall either be making payments to Executive under Section 4(a) of this Agreement or shall provide reasonable compensation to the Executive for Executive’s cooperation and assistance.

(f)	Executive will not at any time disparage, defame, or besmirch the reputation, character, image, products, or services of the Company or any of its affiliates, or the reputation or character of any of its current or former directors, officers, employees, or agents; provided that nothing in this Section 7(f) is intended to prevent or interfere with Executive making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.

(g)	The Company will not at any time disparage, defame, or besmirch the reputation, character or image of Executive; provided that nothing in this Section 7(g) is intended to prevent or interfere with the Company making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding.
8.	Compliance With Code Section 409A.
(a)	The parties intend that the payments described in Sections 3(a)(2), 4(a) and 4(c) of this Agreement shall be excluded from deferred compensation as a “short-term deferral” under Treas. Reg. § 1.409A-1(b)(4). The parties intend that the continuation of health and dental benefits described in Sections 3(b) and 4(b) shall be excluded from deferred compensation pursuant to the medical benefits exception for separation pay plans under Treas. Reg. § 1.409A-1(b)(9)(v)(B).

(b)	The parties intend that the continuation of life and disability insurance benefits described in Sections 3(b) and 4(b) shall be excluded from deferred compensation as separation pay due to an involuntary separation from service under Treas. Reg. § 1.409A-1(b)(9)(iii), and the amounts payable for such continuation of life and disability insurance coverage shall not exceed two times the lesser of (x) Executive’s annualized compensation based on the annual rate of pay for services to the Company for the calendar year prior to the calendar year in which the Change of Control Termination occurs (adjusted for any increase during the year that was expected to continue indefinitely if Executive had not separated from service) or (y) the compensation limit under Section 401(a)(17) of the Code for the year in which the Change of Control Termination occurs. Further, in no event shall the benefits described in Section 3(b) extend beyond December 31st of the second calendar year following the calendar year in which the Change of Control Termination occurs.

(c)	Notwithstanding the foregoing, if any of the payments described in Sections 3 and 4 above are subject to the requirements of Code Section 409A and the Company determines that Executive is a “specified employee” as defined in Code Section 409A as of the Executive’s Termination Date, such payments shall not be paid or commence earlier than the date that is six months after the Termination Date, but shall be paid or commence during the calendar year following the year in which the Termination Date occurs and within 30 days of the earliest possible date permitted under Code Section 409A.

(d)	The Company agrees to indemnify and reimburse Executive for any tax and interest imposed on Executive under Code Section 409A if any of the payments described in Sections 3 and 4 above are treated as non-qualified deferred compensation under Code Section 409A that does not comply with Code Section 409A(a)(2) — (4). Such reimbursement shall be grossed-up to take into consideration the federal and state income, employment, and unemployment taxes, and Code Section 409A interest and penalty on this reimbursement amount so that the Executive’s after-tax net cash from the payments described in Sections 3 and 4 equals the amount that Executive would have received had the penalty and interest under Code Section 409A not been assessed on the Executive.
9.	Withholding Taxes. The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.
10.	Successors and Assigns. This Agreement shall inure to the benefit of and shall be enforceable by Executive, his heirs and the personal representative of his estate, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company will require the transferee of any sale of all or substantially all of the business and assets of the Company or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such event had taken place. Failure of the Company to obtain such agreement before the effective date of such event shall be a breach of this Agreement within the meaning of Section 1(g)(4) of this Agreement.
11.	Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Board of Directors of the Company.

12.	Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

13.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

14.	Construction. Wherever possible, each term and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any term or provision of this Agreement is invalid or unenforceable under applicable law, (a) the remaining terms and provisions shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unenforceable term or provision.

15.	Amendment; Waivers. This Agreement may not be modified, amended, waived or discharged in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary or desirable to comply with Code Section 409A, and the regulations, notices and other guidance of general applicability issued thereunder, provided that no such amendment may reduce the amount of any benefits payable to Executive without Executive’s consent.

16.	Entire Agreement. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and Executive with respect to the subject matter hereof, including but not limited to any negotiations, commitments, agreements or writings relating to any severance benefits payable to Executive, and constitutes the entire agreement and understanding between the parties hereto. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

17.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18.	Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. Unless otherwise ordered by the arbitrator, the parties shall share equally in the payment of the fees and expenses of the arbitrator. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of the prevailing party’s costs and fees, including the arbitrator’s fees, and expenses, and the prevailing party’s travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.
[Signatures appear on the following page(s).]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

SURMODICS, INC.
By:	/s/ Robert C. Buhrmaster
Robert C. Buhrmaster
Chairman of the Board

/s/ Gary R. Maharaj
Gary R. Maharaj